Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter and Full Year 2016 Results
BELLEVUE, WA – February 9, 2017 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter and full year ended December 31, 2016.
All figures below exclude eLong and include the impact from acquisitions, unless otherwise noted.
Key Highlights

•	Gross bookings increased $1.2 billion or 8% year-over-year to $16.1 billion in the fourth quarter of 2016. Revenue increased 23% year-over-year to $2.1 billion in the fourth quarter.

•	Room nights stayed increased 15% year-over-year in the fourth quarter of 2016, with growth of 16% excluding Orbitz Worldwide.

•
On a standalone basis, trivago® reached $183 million in revenue in the fourth quarter of 2016, an increase of 65% year-over-year, and completed its initial public offering and listing on the Nasdaq Global Select Market in December 2016.

•	HomeAway® delivered $166 million of revenue in the fourth quarter of 2016, representing an increase of 30% year-over-year on a standalone basis.

•	In 2016, Expedia® repurchased 4.0 million shares of its common stock for approximately $436 million.
Financial Summary & Operating Metrics ($ millions except per share amounts) - Fourth Quarter 2016

	Expedia, Inc.
Metric	Q4 2016	Q4 2015	Δ Y/Y
Room night growth	15%	39%(2)	(2,481) bps(2)
Gross bookings	$16,103.8	$14,950.4	8%
Revenue	2,092.8	1,698.6	23%
Adjusted EBITDA(1)	441.5	279.9	58%
Operating income	147.2	29.5	399%
Adjusted net income(1)	182.9	106.7	71%
Adjusted EPS(1)	$1.17	$0.77	52%
Net income (loss) attributable to the Company	79.5	(12.5)	NM
Diluted EPS	$0.51	$(0.09)	NM
Free cash flow(1)	(161.6)	(335.1)	52%
(1) “Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 18-23 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. The room night growth comparison for Q4 2015 excludes eLong.
Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Full Year 2016

	Expedia (excluding eLong) (2)			Expedia, Inc.
Metric	2016	2015	Δ Y/Y	2016	2015	Δ Y/Y
Room night growth	21%	36%	(1,478) bps	12%	19%	(722) bps
Gross bookings	$72,431.5	$59,679.5	21%	$72,431.5	$60,830.4	19%
Revenue	8,773.6	6,630.6	32%	8,773.6	6,672.3	31%
Adjusted EBITDA(1)	1,615.7	1,165.3	39%	1,615.7	1,103.1	46%
Operating income	461.7	499.0	(7)%	461.7	413.6	12%
Adjusted net income(1)	698.8	540.2	29%	698.8	497.4	40%
Adjusted EPS(1)	$4.49	$4.02	12%	$4.49	$3.70	21%
Net income attributable to the Company	281.8	415.3	(32)%	281.8	764.5	(63)%
Diluted EPS				$1.82	$5.70	(68)%
Free cash flow(1)				815.0	581.0	40%
(1) “Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 18-23 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. Expedia (excluding eLong) measures are non-GAAP measures as they also exclude eLong, Inc. results prior to May 22, 2015. Please see "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 18-23 herein for an explanation and reconciliations of these non-GAAP measures. The Classification of certain revenue and expense items as well as foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong, Inc.'s standalone results.

Discussion of Results
The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Orbitz Worldwide, Inc. (“Orbitz Worldwide”), Expedia® Affiliate Network (“EAN”), trivago, HomeAway, Egencia®, Travelocity®, Hotwire.com®, Wotif Group, Classic Vacations®, CarRentals.comTM, Expedia Local Expert®, Expedia® CruiseShipCenters®, AirAsia ExpediaTM and eLong (through May 22, 2015 unless otherwise noted), in addition to the related international points of sale and certain other brands.
The results include the results of Orbitz Worldwide following the acquisition by Expedia in September 2015, as well as results of HomeAway following the acquisition by Expedia in December 2015. Beginning in the fourth quarter of 2015, the results of Orbitz for Business are reported within the Egencia segment; the results of the rest of Orbitz Worldwide are reported within the Core OTA segment as well as within unallocated overhead costs. Inorganic impact of acquisitions is calculated through the date that the acquisition closed in the prior year. "Excluding Orbitz" and "excluding HomeAway" impact is calculated by completely removing the results of Orbitz Worldwide and HomeAway from both current and prior year periods. Unless otherwise noted, all comparisons below are against the fourth quarter of 2015.

Due to Expedia’s sale of its eLong ownership stake in May 2015, all discussion below refers to results for Expedia, Inc. excluding eLong unless otherwise noted.

Estimated Impact of Recent Major Acquisitions (including operating results as well as deal and integration costs)
The acquisitions by Expedia of Orbitz Worldwide in the third quarter of 2015 and HomeAway in the fourth quarter of 2015 have had significant impacts on Expedia’s consolidated financial and operating metrics. The table below provides a summary of impacts from these transactions (including deal and integration costs for acquired companies) on the fourth quarter and full year 2016 results in order to allow for a more consistent comparison with prior periods.

Fourth Quarter
Metric ($ millions)	Expedia, Inc.			Orbitz Worldwide	HomeAway(3)	Expedia (excluding Orbitz & HomeAway)(4)
	Q4 2016	Q4 2015	ΔY/Y	Q4 2016	Q4 2016	Q4 2016	Q4 2015	Δ Y/Y
Room night growth	15%	39%	(2,481) bps(2)	(1)%	—	16%	31%	(1,538) bps
Gross bookings	$16,104	$14,950	8%	$2,043	$—	$14,061	$12,522	12%
Revenue	2,093	1,699	23%	174	166	1,753	1,501	17%
Adjusted EBITDA(1)	442	280	58%	67	38	336	292	15%
Net income attributable to the Company	79	(13)	NM

Full Year
Metric ($ millions)	Expedia (excluding eLong)			Orbitz Worldwide	HomeAway(3)	Expedia (excluding eLong, Orbitz & HomeAway)(4)
	2016	2015	ΔY/Y	2016	2016	2016	2015	Δ Y/Y
Room night growth	21%	36%	(1,478) bps	NM	—	16%	34%	(1,797) bps
Gross bookings	$72,431	$59,680	21%	$9,657	$—	$62,774	$56,830	10%
Revenue	8,774	6,631	32%	764	689	7,320	6,415	14%
Adjusted EBITDA(1)	1,616	1,165	39%	224	163	1,228	1,204	2%
Net income attributable to the Company	282	415	(32)%
(1) Adjusted EBITDA is a non-GAAP measure. See pages 18-23 herein for a description and reconciliation to the corresponding GAAP measure.
(2) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. The room night growth comparison for Q4 and full year 2015 excludes eLong.
(3) Expedia does not include room nights or gross bookings for HomeAway in its reported metrics.
(4) The results of Orbitz Worldwide and HomeAway are excluded in their entirety from both the current and the prior year periods for purposes of the above presentation.
Note: Some numbers may not add due to rounding. The metrics above are supplemental and are subject to removal and/or change. In addition to the above, reported results also include impacts from the acquisition of AirAsia Expedia Joint Venture.

Gross Bookings & Revenue
Gross Bookings by Segment ($ millions)

	Fourth Quarter			Full Year
	2016	2015	Δ%	2016	2015	Δ%
Core OTA	$14,650	$13,563	8%	$66,064	$54,252	22%
Egencia	1,454	1,387	5%	6,368	5,427	17%
Expedia (excluding eLong)	$16,104	$14,950	8%	$72,431	$59,680	21%
eLong	—	—	—%	—	1,151	(100)%
Total	$16,104	$14,950	8%	$72,431	$60,830	19%
Note: Some numbers may not add due to rounding.
For the fourth quarter of 2016, total gross bookings increased 8% (including 1 percentage point of negative foreign exchange impact), driven primarily by growth in the Core OTA business, including growth in Brand Expedia, Hotels.com and EAN, as well as in Egencia, partially offset by a year-over-year decrease in gross bookings for Orbitz Worldwide. Excluding Orbitz, gross bookings increased 12%. Domestic gross bookings increased 5% (9% excluding Orbitz) and international gross bookings increased 13% (including 2 percentage points of negative foreign exchange impact). International gross bookings totaled $6.1 billion and accounted for 38% of worldwide bookings, compared with 36% in the fourth quarter of 2015.
For the full year 2016, total gross bookings excluding eLong increased 21% (including 1 percentage point of negative foreign exchange impact), driven primarily by 13 percentage points of inorganic impact from acquisitions and growth in Brand Expedia and Hotels.com, as well as in Egencia. Excluding Orbitz, gross bookings increased 10%. Domestic gross bookings increased 24% and international gross bookings increased 17% (including 2 percentage points of negative foreign exchange impact). International gross bookings totaled $26.1 billion and accounted for 36% of worldwide bookings, compared with 37% in the prior year. The decrease in international gross bookings mix was primarily due to the acquisition of Orbitz Worldwide, which disproportionately bolstered domestic gross bookings for the full year 2016.
Revenue by Segment ($ millions)

	Fourth Quarter			Full Year
	2016	2015	Δ%	2016	2015	Δ%
Core OTA	$1,695	$1,505	13%	$7,084	$5,877	21%
trivago	183	110	65%	836	548	53%
Egencia	116	107	9%	462	400	16%
HomeAway	166	20	N/A	689	20	N/A
Intercompany eliminations	(67)	(44)	54%	(297)	(215)	39%
Expedia (excluding eLong)	$2,093	$1,699	23%	$8,774	$6,631	32%
eLong	—	—		—	42	(100)%
Total	$2,093	$1,699	23%	$8,774	$6,672	31%
Note: Some numbers may not add due to rounding.
For the fourth quarter of 2016, total revenue increased 23% (including 1 percentage point of negative foreign exchange impact), driven primarily by 8 percentage points of inorganic impact from acquisitions and growth in the Core OTA business, including growth in Brand Expedia and Hotels.com, as well as in trivago. Domestic revenue increased 23% and international revenue increased 24% (including 1 percentage point of negative foreign exchange impact). International revenue equaled $893 million, representing 43% of worldwide revenue, compared to 42% in the fourth quarter of 2015.

For the full year 2016, consolidated revenue increased 31%. Other than the reduction of revenue resulting from the sale of eLong in the prior year period, factors driving revenue growth are the same as those discussed below on a non-GAAP basis.
For the full year 2016, total revenue excluding eLong increased 32%, driven primarily by 19 percentage points of inorganic impact from acquisitions and growth in the Core OTA business, including growth in Brand Expedia and Hotels.com, as well as in trivago. Foreign exchange impact on total revenue growth was negligible. Domestic revenue increased 36% and international revenue increased 28%. International revenue equaled $3.7 billion, representing 43% of worldwide revenue, compared to 44% in the prior year. The decrease in international revenue mix was primarily due to the acquisitions of Orbitz Worldwide and HomeAway, which disproportionately bolstered domestic revenue for the full year 2016.

Product & Services Detail - Fourth Quarter 2016
As a percentage of total worldwide revenue in the fourth quarter of 2016, hotel accounted for 61%, advertising and media accounted for 9%, HomeAway accounted for 8%, air accounted for 8% and all other revenues accounted for the remaining 14%.
Hotel revenue increased 13% in the fourth quarter of 2016 on a 15% increase in room nights stayed driven by growth in Hotels.com, Brand Expedia and EAN, partially offset by a 2% decrease in revenue per room night. Excluding Orbitz, room nights stayed increased 16%. Revenue per room night decreased primarily due to an unfavorable foreign exchange translation impact as well as margin reductions aimed at expanding the size and availability of Expedia’s global hotel supply portfolio. Average daily room rates ("ADRs") were essentially flat year-over-year in the fourth quarter of 2016.
Air revenue increased 6% in the fourth quarter of 2016 on a 6% increase in air tickets sold and no change in revenue per ticket year-over-year. Excluding Orbitz, air tickets sold increased 13%.
Advertising and media revenue increased 36% in the fourth quarter of 2016 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 73% in the fourth quarter of 2016 primarily driven by the addition of the HomeAway business. Excluding HomeAway, other revenue increased 18% in the fourth quarter of 2016 on growth in travel insurance and car rental products.

Product & Services Detail (excluding eLong) - Full Year 2016
As a percentage of total worldwide annual revenue, hotel accounted for 61%, advertising and media accounted for 9%, air accounted for 9%, HomeAway accounted for 8% and all other revenues accounted for the remaining 13%.
Hotel revenue increased 16% in 2016 on a 21% increase in room nights stayed driven by the inorganic impact of acquisitions as well as the organic growth in Hotels.com, Brand Expedia and EAN, partially offset by a 4% decrease in revenue per room night. Revenue per room night decreased primarily due to margin reductions aimed at expanding the size and availability of Expedia’s global hotel supply portfolio, unfavorable foreign exchange translation impact as well as increased promotional activities such as growing loyalty programs. ADRs decreased 1% year-over-year in 2016, primarily due to an unfavorable foreign exchange translation impact. The inorganic component of acquisitions added approximately 7 percentage points of hotel revenue growth and 6 percentage points of room night growth for the year.
Air revenue increased 39% in 2016 on a 32% increase in air tickets sold, augmented by a 5% increase in revenue per ticket, driven primarily by new contractual agreements and the addition of Orbitz Worldwide. The inorganic component of acquisitions added approximately 28 percentage points of air revenue growth and 21 percentage points of air ticket growth for the year.
Advertising and media revenue increased 43% in 2016 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 101% in 2016 primarily driven by the addition of the HomeAway business. Excluding HomeAway, other revenue increased 29% in 2016 on growth in travel insurance and car rental products, including an inorganic contribution from Orbitz Worldwide.

GAAP Expenses

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2016	2015	Δ%	2016	2015	Δ in bps
	($ millions)
GAAP cost of revenue	$371	$338	10%	17.7%	19.9%	(221)
GAAP selling and marketing	969	789	23%	46.3%	46.4%	(17)
GAAP technology and content	324	251	29%	15.5%	14.8%	73
GAAP general and administrative	174	186	(6)%	8.3%	10.9%	(264)
Total GAAP costs and expenses	$1,838	$1,564	17%	87.8%	92.1%	(428)

	Costs and Expenses			As a % of Revenue
	Twelve months ended December 31,			Twelve months ended December 31,
	2016	2015	Δ%	2016	2015	Δ in bps
	($ millions)
GAAP cost of revenue	$1,597	$1,310	22%	18.2%	19.6%	(143)
GAAP selling and marketing	4,367	3,381	29%	49.8%	50.7%	(89)
GAAP technology and content	1,235	830	49%	14.1%	12.4%	163
GAAP general and administrative	678	574	18%	7.7%	8.6%	(87)
Total GAAP costs and expenses	$7,877	$6,095	29%	89.8%	91.3%	(156)
GAAP Cost of Revenue

•
For the fourth quarter of 2016, total GAAP cost of revenue increased 10%, compared to the fourth quarter of 2015, due to $14 million more in customer operations expenses, $3 million more in net credit card processing costs related to growth of our merchant bookings, as well as $16 million more in data center and other costs, including the added costs from the acquisition of HomeAway.

•
For the full year 2016, total GAAP cost of revenue increased 22%, compared to the prior year, due to $158 million more in customer operations expenses, $57 million more in net credit card processing costs related to growth of our merchant bookings, as well as $72 million more in data center and other costs, including the added costs from the acquisitions of Orbitz Worldwide and HomeAway.

•	Acquisitions contributed approximately 6 and 18 percentage points of inorganic GAAP cost of revenue growth for the fourth quarter and full year 2016, respectively.
GAAP Selling and Marketing

•
For the fourth quarter of 2016, total GAAP selling and marketing expenses increased 23%, compared to the fourth quarter of 2015, due to a $151 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia and Hotels.com, as well as the added costs from the acquisition of HomeAway, accounted for a majority of the organic increase in direct selling and marketing expenses in the fourth quarter of 2016.

•
For the fourth quarter of 2016, indirect costs increased $29 million, primarily driven by the additional personnel due to an accelerated pace of hiring in the lodging supply organization in the first half of the year and additional headcount at HomeAway.

•
For the full year 2016, total GAAP selling and marketing expenses increased 29%, compared to the prior year, due to an $812 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia and Hotels.com, as well as the added costs from the acquisitions of HomeAway and Orbitz Worldwide accounted for the majority of the total direct cost increase.

•
For the full year 2016, indirect costs increased $174 million, primarily driven by the additional personnel due to an accelerated pace of hiring in the lodging supply organization in the first half of the year and additional headcount at HomeAway and Orbitz Worldwide.

•	Acquisitions contributed approximately 6 and 14 percentage points of inorganic GAAP selling and marketing expense growth for the fourth quarter and full year 2016, respectively.

GAAP Technology and Content

•
For the fourth quarter of 2016, GAAP technology and content expense increased 29%, compared to the fourth quarter of 2015, primarily due to $24 million more in personnel and overhead costs to support key technology projects primarily in Brand Expedia Group, the corporate technology function and trivago, as well as the addition of HomeAway personnel and overhead costs. Depreciation and amortization of technology assets also increased $28 million, compared to the fourth quarter of 2015. Other costs increased $22 million year-over-year primarily due to the expansion into the cloud computing environment and the growth of our technology platforms.

•
For the full year 2016, GAAP technology and content expense increased 49%, compared to the prior year, primarily due to $193 million more in personnel and overhead costs to support key technology projects primarily in Brand Expedia Group, the corporate technology function and trivago, as well as the addition of HomeAway and Orbitz Worldwide personnel and overhead costs. Depreciation and amortization of technology assets also increased $97 million, compared to the prior year. Other costs increased $115 million year-over-year primarily due to the expansion into the cloud computing environment and higher licensing and maintenance to support the growth of our technology platforms as well as an increase in stock-based compensation of $37 million, including amounts related to the exercise of Expedia's call right on certain trivago shares held by employees, as described below.

•	Acquisitions contributed approximately 12 and 20 percentage points of inorganic GAAP technology and content expense growth for the fourth quarter and full year 2016, respectively.
GAAP General and Administrative

•
For the fourth quarter of 2016, GAAP general and administrative expense decreased 6%, compared to the fourth quarter of 2015, primarily due to a $17 million decrease in professional and other fees (primarily related to the acquisition related costs in the fourth quarter of the prior year), partially offset by a $4 million increase in personnel and overhead expenses.

•
For the full year 2016, GAAP general and administrative expense increased 18%, compared to the prior year, primarily due to an $81 million increase in personnel and overhead expenses, driven primarily by the organic growth of the business and the inorganic addition of HomeAway and Orbitz Worldwide. In addition, stock-based compensation increased $28 million year-over-year, which included increases related to trivago that were partially offset by the absence of eLong related stock-based compensation in 2016.

•
Acquisitions, including acquisition related expenses, subtracted approximately 7 percentage points and contributed approximately 7 percentage points of inorganic GAAP general and administrative expense growth for the fourth quarter and full year 2016, respectively.

Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2016	2015	Δ%	2016	2015	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$352	$324	9%	16.8%	19.1%	(227)
Adjusted selling and marketing *	951	775	23%	45.5%	45.6%	(19)
Adjusted technology and content *	210	170	24%	10.0%	10.0%	5
Adjusted general and administrative *	147	158	(7)%	7.0%	9.3%	(229)
Total adjusted costs and expenses	$1,660	$1,428	16%	79.3%	84.0%	(471)
Total depreciation	132	96	38%	6.3%	5.6%	68
Total stock-based compensation	45	44	2%	2.1%	2.6%	(45)
Total costs and expenses	$1,837	$1,567	17%	87.8%	92.3%	(449)

	Costs and Expenses			As a % of Revenue
	Twelve months ended December 31,			Twelve months ended December 31,
	2016	2015	Δ%	2016	2015	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$1,523	$1,224	24%	17.4%	18.5%	(111)
Adjusted selling and marketing *	4,292	3,282	31%	48.9%	49.5%	(58)
Adjusted technology and content *	810	528	53%	9.2%	8.0%	127
Adjusted general and administrative *	546	474	15%	6.2%	7.1%	(93)
Total adjusted costs and expenses	$7,171	$5,509	30%	81.7%	83.1%	(135)
Total depreciation	477	333	43%	5.4%	5.0%	41
Total stock-based compensation	242	159	52%	2.8%	2.4%	36
Total costs and expenses	$7,890	$6,002	31%	89.9%	90.5%	(58)
*Adjusted expenses are non-GAAP measures. See pages 18-23 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

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For the fourth quarter of 2016, total adjusted cost of revenue increased 9%, compared to the fourth quarter of 2015, due to $13 million more in customer operations expenses, $2 million more in credit card processing costs, as well as $12 million more in data center and other costs, including the added costs from the acquisition of HomeAway.

•
For the full year 2016, total adjusted cost of revenue increased 24%, compared to the prior year, due to $167 million more in customer operations expenses, $59 million more in credit card processing costs, as well as $72 million more in data center and other costs, including the added costs from the acquisitions of Orbitz Worldwide and HomeAway.

•	Acquisitions contributed approximately 7 and 19 percentage points of inorganic adjusted cost of revenue growth for the fourth quarter and full year 2016, respectively.
Adjusted Selling and Marketing

•
For the fourth quarter of 2016, total adjusted selling and marketing expense increased 23%, compared to the fourth quarter of 2015, due to $151 million more in direct costs, including online and offline marketing expenses, as well as the added costs from the acquisition of HomeAway. trivago, Brand Expedia and Hotels.com accounted for a majority of the organic increase in direct selling and marketing expenses in the fourth quarter of 2016.

•
For the fourth quarter of 2016, indirect costs increased $25 million, primarily driven by the additional personnel due to an accelerated pace of hiring in the lodging supply organization in the first half of the year and additional headcount at HomeAway. As a percentage of total adjusted selling and marketing, indirect costs represented 21% in the fourth quarter of 2016, down from 22% in the fourth quarter of 2015.

•
For the full year 2016, total adjusted selling and marketing expense increased 31%, compared to the prior year, due to an $855 million increase in direct costs, including online and offline marketing expenses, as well as the added costs from the acquisitions of HomeAway and Orbitz Worldwide. trivago, Brand Expedia and Hotels.com accounted for a majority of the organic increase in direct selling and marketing expenses in 2016.

•
For the full year 2016, indirect costs increased $155 million, including the additional headcount at HomeAway and Orbitz Worldwide. The organic increase in indirect selling and marketing expenses was driven by the additional personnel due to an accelerated pace of hiring in the lodging supply organization in the first half of the year. As a percentage of total adjusted selling and marketing, indirect costs represented 18% in 2016, consistent with the prior year.

•	Acquisitions contributed approximately 7 and 15 percentage points of inorganic adjusted selling and marketing growth for the fourth quarter and full year 2016, respectively.
Adjusted Technology and Content

•
For the fourth quarter of 2016, total adjusted technology and content expense increased 24%, compared to the fourth quarter of 2015, due to $24 million more in total personnel and overhead costs, net of capitalized software development costs, as well as a $17 million increase in other costs, including the added costs from the acquisition of HomeAway. The organic increase in personnel and overhead costs was driven by key technology projects primarily in Brand Expedia Group, the corporate technology function and trivago. The organic increase in other costs was driven primarily by the expansion into the cloud computing environment and the growth of our technology platforms.

•
For the full year 2016, total adjusted technology and content expense increased 53%, compared to the prior year, due to $203 million more in total personnel and overhead costs, net of capitalized software development costs, as well as a $79 million increase in other costs, including the added costs from the acquisitions of HomeAway and Orbitz Worldwide. The organic increase in personnel and overhead costs was driven by key technology projects primarily in Brand Expedia Group, the corporate technology function and trivago. The organic increase in other costs was driven primarily by the expansion into the cloud computing environment and the growth of our technology platforms. While the cloud-related expenses are projected to increase over the next few years, they are also expected to result in lower overall capital expenditures related to our data centers over time.

•	Acquisitions contributed approximately 21 and 31 percentage points of inorganic adjusted technology and content growth for the fourth quarter and full year 2016, respectively.
Adjusted General and Administrative

•
For the fourth quarter of 2016, total adjusted general and administrative expense decreased 7%, compared to the fourth quarter of 2015, primarily due to a $15 million decrease in professional and other fees (primarily related to the acquisition related costs in the fourth quarter of the prior year), partially offset by a $4 million increase in personnel costs.

•
For the full year 2016, total adjusted general and administrative expense increased 15%, compared to the prior year, primarily due to a $74 million increase in personnel costs, driven primarily by the organic growth of the business and the inorganic addition of HomeAway, partially offset by a $2 million decrease in professional and other fees (primarily related to the acquisition related costs in the prior year).

•
Acquisitions, including acquisition related expenses, contributed approximately a negative 6 and a positive 3 percentage points of inorganic adjusted general and administrative expense growth for the fourth quarter and full year 2016, respectively.

Depreciation Expense
Depreciation expense increased $36 million to $132 million in the fourth quarter of 2016 and $140 million to $477 million in 2016, primarily due to increased investments in corporate technology infrastructure as well as previously capitalized software development costs for completed technology projects which have been placed into service. Depreciation expense is expected to continue to increase as additional projects are completed.

Stock-Based Compensation Expense
Stock-based compensation expense increased $1 million to $45 million in the fourth quarter of 2016, primarily due to an increase in general employee stock-based compensation, partially offset by the stock-based compensation related to the acquisitions in the fourth quarter of 2015. Stock-based compensation expense increased $64 million to $242 million in 2016, primarily due to the exercise of Expedia's call right on certain trivago shares held by employees, as described below.

During the second quarter of 2016, Expedia exercised its call right on certain shares held by trivago employees, which were originally awarded in the form of stock options pursuant to the trivago employee stock option plan and subsequently exercised by such employees, and elected to do so at a premium to fair value, which resulted in an incremental stock-based compensation charge of approximately $49 million in the second quarter of 2016 pursuant to liability award treatment. The acquisition of these employee minority interests increased Expedia's ordinary ownership of trivago by a nominal amount.

Net Income Attributable to Expedia and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Fourth Quarter			Full Year
	2016	2015	Δ%	2016	2015	Δ%
Core OTA	$532	$407	31%	$1,966	$1,600	23%
trivago	14	16	(12)%	35	3	1,119%
Egencia	21	10	97%	81	68	18%
HomeAway	42	4	N/A	175	4	N/A
Unallocated overhead costs	(168)	(158)	(6)%	(641)	(510)	(26)%
Expedia (excluding eLong)	$442	$280	58%	$1,616	$1,165	39%
eLong	—	—	—%	—	(62)	(100)%
Total	$442	$280	58%	$1,616	$1,103	46%

Net income attributable to the Company(1)	$79	$(13)	NM	$282	$764	(63)%
(1) Expedia does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 18-23 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding. Orbitz Worldwide Adjusted EBITDA results are included in Core OTA, Egencia and Unallocated Overhead Costs in the amounts of $68 million, $5 million and ($6) million, respectively, for the fourth quarter of 2016; $11 million, $0.1 million and ($9) million, respectively, for the fourth quarter of 2015; $264 million, $13 million and ($53) million, respectively, for 2016; and $1 million, $0.1 million and ($26 million) for 2015. HomeAway Adjusted EBITDA results are included in HomeAway and Unallocated Overhead Costs in the amounts of $42 million and ($4) million, respectively, for the fourth quarter of 2016; $4 million and ($18) million, respectively, for the fourth quarter of 2015; $175 million and ($12) million, respectively, for 2016; and $4 million and ($18) million, respectively, for 2015.
GAAP net income attributable to Expedia was $79 million in the fourth quarter of 2016, compared to GAAP net loss of $13 million in the fourth quarter of 2015. GAAP net income attributable to Expedia was $282 million in 2016, a decrease of 63% compared to GAAP net income of $764 million in 2015.
Adjusted EBITDA was $442 million in the fourth quarter of 2016, an increase of 58% compared to Adjusted EBITDA of $280 million in the fourth quarter of 2015. Core OTA Adjusted EBITDA increased 31% in the fourth quarter of 2016, driven primarily by Orbitz, Brand Expedia, Hotels.com and EAN.
Adjusted EBITDA was $1.6 billion in 2016, an increase of 39% compared to Adjusted EBITDA excluding eLong of $1.2 billion in 2015. Core OTA Adjusted EBITDA increased 23% in 2016, driven primarily by Orbitz, Hotels.com, Brand Expedia and EAN, partially offset by Hotwire.
Consolidation of the HomeAway and Orbitz Worldwide financial statements (including related deal and integration costs) contributed approximately 43 and 37 percentage points of Adjusted EBITDA growth for the fourth quarter and full year 2016, respectively.

Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $5 million to $68 million in the fourth quarter of 2016, primarily due to the completion of amortization related to certain intangible assets. Consolidated amortization of intangible assets increased $161 million to $317 million in 2016, primarily due to amortization related to new business acquisitions in prior year, partially offset by the completion of amortization related to certain intangible assets. In 2016, we recorded a $35 million impairment loss related to an indefinite-lived trade names within our Core OTA segment due to changes in estimated future revenues of the related brands. In addition, in 2015, we also recorded impairment losses related to an indefinite-lived trade name within our Core OTA segment.

Legal Reserves, Occupancy Tax and Other
During 2016, we recognized approximately $12 million for amounts expected to be paid in advance of litigation related to merchant car rental transactions in connection with Hawaii’s general excise tax litigation. The remaining expense in 2016 was related to changes in our reserve related to hotel occupancy and other taxes. During 2015, we received a refund of prepaid pay-to-play payments of $132 million from the State of Hawaii in connection with the general excise tax litigation. In addition, during 2015, we recorded a $24 million benefit in legal reserves, occupancy tax and other for the recovery of costs related to occupancy tax litigation matters. These gains were partially offset by charges for changes in our reserve related to hotel occupancy and other taxes.
Restructuring and Related Reorganization Charges
In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to previously disclosed acquisitions, we recognized $10 million and $23 million in restructuring and related reorganization charges during the three months ended December 31, 2016 and 2015, as well as $56 million and $105 million in restructuring and related reorganization charges during 2016 and 2015. In 2016 and 2015, the charges were primarily related to employee severance and benefits as a part of the Orbitz integration and represent estimated severance amounts under pre-existing written plans and contracts Orbitz had with its employees, stock-compensation charges for acceleration of replacement awards pursuant to certain of these agreements as well as incremental retention compensation for exiting employees. Based on current plans, which are subject to change, we expect to incur approximately $10 to $15 million in 2017 related to these integrations, not including any possible future acquisition integrations.
Interest and Other
Consolidated interest income increased $3 million in the fourth quarter of 2016 and in full year 2016, compared to the prior year periods, primarily due to higher invested balances and higher rates of return for the fourth quarter and higher rates of return for full year 2016. Consolidated interest expense increased $6 million in the fourth quarter of 2016 and $47 million in 2016, compared to the prior year periods, primarily due to the issuance of the $750 million of senior unsecured notes issued in December 2015. In addition, the full year 2016 year-over-year increase was driven by the €650 million of senior unsecured notes issued in June 2015.
Consolidated other, net was a gain of $5 million in the fourth quarter of 2016, compared to a loss of $1 million in the fourth quarter of 2015. The gain in the fourth quarter of 2016 and the loss in the fourth quarter of 2015 were primarily related to foreign exchange. Consolidated other, net was a loss of $32 million in 2016, compared to a gain of $113 million in 2015. The loss in 2016 was primarily related to foreign exchange. The gain in 2015 was primarily related to a noncontrolling interest basis adjustment related to the acquisition of a majority stake in the AirAsia joint venture, as well as impacts from foreign exchange. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The effective tax rate on GAAP pretax income was 26% and 6% for the fourth quarter and full year 2016, respectively, compared to (117%) and 22% in the prior year periods. The change in the effective tax rate for GAAP purposes for the fourth quarter of 2016 compared to the fourth quarter of 2015 was primarily due to certain non-taxable items in the prior year period. For the fourth quarter of 2015, taxes were measured against a pretax loss resulting in a negative tax rate. The change in the effective tax rate for 2016 compared to 2015 was primarily due to the tax benefits from the adoption of the new accounting guidance relating to stock-based compensation, as well as the release of valuation allowances in certain jurisdictions on cumulative foreign net operating losses for which it is more likely than not the tax benefit will be realized. As a result of lower pre-tax earnings in 2016 compared to 2015, these benefits result in a significant effect on our effective tax rate. In addition to these factors, the effective tax rate for 2016 and 2015 was lower than the 35% federal statutory rate due to earnings in foreign jurisdictions, where our statutory income tax rate is lower, as well as the effective tax rate on the gain on the sale of eLong in 2015. The effective tax rate on pretax adjusted net income (“ANI”) was 28% and 26% for the fourth quarter and full year 2016, respectively, compared to 24% and 25% in the prior year periods. The year-over-year changes in the ANI effective tax rates for the fourth quarter of 2016 and for 2016 were primarily driven by the change in mix of domestic versus international pre-tax income due to lower earnings in certain foreign jurisdictions.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $1.9 billion at December 31, 2016. For the year ended December 31, 2016, consolidated net cash provided by operating activities was $1.6 billion and consolidated free cash flow totaled $815 million. Both measures include $169 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the three months ended December 31, 2016, consolidated free cash flow was $(162) million, an improvement of $173 million, compared to the prior year period, primarily due to the increase in net cash provided by operating activities related to higher Adjusted EBITDA and increased benefits from working capital changes, partially offset by the increase in capital expenditures. For the year ended December 31, 2016, consolidated free cash flow was $815 million, an increase of $234 million, compared to the prior year period, primarily due to the increase in net cash provided by operating activities related to higher Adjusted EBITDA, as well as the decrease in capital expenditures, partially offset by decreased benefits from working capital changes.
Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.2 billion at December 31, 2016 consisting of $740 million in 5.0% senior notes due 2026; $494 million in 4.5% senior notes due 2024; $678 million (€650 million) in 2.5% senior notes due 2022; $747 million in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of December 31, 2016, Expedia had a $1.5 billion unsecured revolving credit facility, which was essentially untapped.
At December 31, 2016, Expedia, Inc. had stock-based awards outstanding representing approximately 20 million shares of Expedia common stock, consisting of options to purchase approximately 19 million common shares with an $84.07 weighted average exercise price and weighted average remaining life of 4.7 years, and approximately 1 million restricted stock units (“RSUs”).
During 2016, Expedia, Inc. repurchased 4.0 million shares of Expedia, Inc. common stock for an aggregate purchase price of $436 million excluding transaction costs (an average of $109.64 per share). As of December 31, 2016, there were approximately 7.3 million shares remaining under the February 2015 repurchase authorization.
On December 8, 2016, Expedia, Inc. paid a quarterly dividend of $39 million ($0.26 per common share). In addition, on February 7, 2017, the Executive Committee of Expedia’s Board of Directors declared an increased quarterly cash dividend of $0.28 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 9, 2017, with a payment date of March 30, 2017. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $42 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights
Core OTA

•
Brand Expedia’s Australia New Zealand region surpassed the $1 billion gross bookings mark in 2016. Brand Expedia Japan also reached $1 billion gross bookings and celebrated its tenth anniversary in 2016.

•
The Expedia skill for Amazon Alexa launched in November, allowing customers with Alexa-enabled devices to access information about trip details, book rental cars, check their Expedia+ rewards balance and more. The Expedia bot on Skype also launched, letting users search for and book travel via Skype and easily connect to a travel representative at no charge.

•	The Brand Expedia points of sale in Asia grew mobile room nights over 65% in the fourth quarter, with almost all key Asian markets getting more mobile visitors than desktop visitors.

•	Hotels.com® Rewards program surpassed 27 million members, who have redeemed over $1 billion in free rewards nights since the program began in 2008.

•
Package bookings are now available in the Android and iOS mobile apps for Brand Expedia, Travelocity, Orbitz, CheapTickets and ebookers, as well as rail bookings for Brand Expedia mobile app users in the UK. Hotels.com mobile app surpassed 60 million cumulative downloads in the fourth quarter.

•	Expedia Local Expert now offers over 25,000 tours and activities via more than 60 Expedia, Inc. sites.

•	Expedia CruiseShipCenters achieved over $560 million in gross bookings in 2016, with 18% year-over-year growth in fourth quarter gross bookings.
trivago

•	trivago year-over-year revenue growth accelerated in the fourth quarter across all regions, with the Rest of World region growing over 130% (excluding foreign exchange impact).

•
trivago successfully completed its initial public offering of American depositary shares (ADSs) in December 2016. The company is now listed on the Nasdaq Global Select Market and trades under the symbol TRVG.

Egencia

•	During 2016, Egencia saved travelers over 15,500 hours through its automated call back functionality, letting them attend to other matters rather than waiting on hold.

•
Egencia recently announced a pilot to test HomeAway inventory on the Egencia platform. Egencia intends to integrate HomeAway inventory in 2017 and continues to explore other alternative lodging inventory as well.

HomeAway

•
HomeAway completed the first integration of Expedia vacation rental properties onto HomeAway.com and VRBO.com. Combined with HomeAway’s existing inventory, there are now more than 1 million instantly bookable units on HomeAway. The launch is on HomeAway US and VRBO® and is expected to expand to all HomeAway sites.

•
HomeAway added 20,000 listings to Expedia.com as of year-end and will continue to add more in 2017. The integration provides an improved experience for travelers, helping them to discover HomeAway vacation rentals alongside hotels.

•
During 2016, HomeAway online gross bookings reached approximately $6.0 billion, an increase of 46% year-over-year, while online property nights stayed surpassed 22 million, an increase of 48% year-over-year. HomeAway inventory now stands at approximately 1.2 million online bookable listings.

Expedia, Inc.

•
At the end of 2016, Expedia’s global lodging portfolio consisted of over 350,000 properties available on the Core OTA and Egencia platforms, including approximately 20,000 HomeAway listings that have been integrated into the portfolio during the fourth quarter.

•
Expedia and Best Western Hotels announced an expanded collaboration that sees approximately 200 Best Western Hotels across Germany adopt Expedia’s innovative MeetingMarket software. The strategic alliance makes Best Western the first global hotel brand to white label the technology.

•	Expedia renewed supply marketing agreements with a number of airlines, including PJSC Aeroflot - Russian Airlines, Saudi Arabian Airlines, Turkish Airlines and Virgin Atlantic Airways.

•
Brand Expedia launched a multi-year partnership with VisitBritain featuring a new ‘365 Days of #OMGB’ campaign with Expedia Media Solutions and building on a relationship of more than five years with the destination.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Revenue	$2,092,829	$1,698,567	$8,773,564	$6,672,317
Costs and expenses:
Cost of revenue (1) (2)	370,841	338,493	1,596,698	1,309,559
Selling and marketing (1) (2)	968,555	788,936	4,367,417	3,381,086
Technology and content (1) (2)	324,098	250,570	1,235,019	830,244
General and administrative (1) (2)	173,897	185,954	678,292	573,913
Amortization of intangible assets	68,022	73,136	317,141	156,458
Impairment of intangible assets	32,749	7,207	34,890	7,207
Legal reserves, occupancy tax and other	(2,152)	1,924	26,498	(104,587)
Restructuring and related reorganization charges (1)	9,633	22,870	55,907	104,871
Operating income	147,186	29,477	461,702	413,566
Other income (expense):
Interest income	5,377	2,292	19,726	16,695
Interest expense	(42,875)	(36,427)	(173,148)	(126,195)
Gain on sale of business		—	—	508,810
Other, net	5,438	(1,275)	(31,680)	113,086
Total other income (expense), net	(32,060)	(35,410)	(185,102)	512,396
Income before income taxes	115,126	(5,933)	276,600	925,962
Provision for income taxes	(30,244)	(6,953)	(15,315)	(203,214)
Net income	84,882	(12,886)	261,285	722,748
Net loss attributable to noncontrolling interests	(5,425)	348	20,563	41,717
Net income attributable to Expedia, Inc.	$79,457	$(12,538)	$281,848	$764,465

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.53	$(0.09)	$1.87	$5.87
Diluted	0.51	(0.09)	1.82	5.70
Shares used in computing earnings (loss) per share:
Basic	150,624	134,128	150,367	130,159
Diluted	155,071	134,128	154,517	134,018

Dividends declared per common share	$0.26	$0.24	$1.00	$0.84
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$2,620	$1,721	$11,388	$5,307
Selling and marketing	9,282	9,274	46,654	33,164
Technology and content	12,539	7,361	63,536	26,766
General and administrative	20,374	22,157	108,149	80,082
Restructuring and related reorganization charges	—	3,519	12,690	32,749

(2) Includes depreciation as follows:
Cost of revenue	$16,567	$12,753	$62,420	$45,451
Selling and marketing	8,055	4,335	28,747	11,754
Technology and content	101,266	73,320	361,434	265,100
General and administrative	6,340	5,394	24,460	14,375

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$1,796,811	$1,676,299
Restricted cash and cash equivalents	18,733	11,324
Short-term investments	72,313	33,739
Accounts receivable, net of allowance of $25,278 and $27,035	1,343,247	1,082,406
Income taxes receivable	19,402	13,805
Prepaid expenses and other current assets	199,745	158,688
Total current assets	3,450,251	2,976,261
Property and equipment, net	1,394,904	1,064,259
Long-term investments and other assets	520,058	642,802
Deferred income taxes	23,658	15,458
Intangible assets, net	2,446,652	2,793,954
Goodwill	7,942,023	7,992,941
TOTAL ASSETS	$15,777,546	$15,485,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,509,313	$1,329,870
Accounts payable, other	577,012	485,557
Deferred merchant bookings	2,617,791	2,337,037
Deferred revenue	282,517	235,809
Income taxes payable	49,739	68,019
Accrued expenses and other current liabilities	1,090,826	1,469,725
Total current liabilities	6,127,198	5,926,017
Long-term debt	3,159,336	3,183,140
Deferred income taxes	484,970	473,841
Other long-term liabilities	312,939	314,432
Commitments and contingencies
Redeemable non-controlling interests	—	658,478
Stockholders’ equity:
Common stock $.0001 par value	22	22
Authorized shares: 1,600,000
Shares issued: 224,310 and 220,383
Shares outstanding: 137,232 and 137,459
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,794,298	8,696,508
Treasury stock — Common stock, at cost	(4,510,655)	(4,054,909)
Shares: 87,077 and 82,924
Retained earnings	129,034	507,666
Accumulated other comprehensive income (loss)	(280,399)	(284,894)
Total Expedia, Inc. stockholders’ equity	4,132,301	4,864,394
Non-redeemable non-controlling interests	1,560,802	65,373
Total stockholders’ equity	5,693,103	4,929,767
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,777,546	$15,485,675

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year ended December 31,
	2016	2015
Operating activities:
Net income	$261,285	$722,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	477,061	336,680
Amortization of stock-based compensation	242,417	178,068
Amortization of intangible assets	317,141	156,458
Impairment of intangible assets	34,890	7,207
Deferred income taxes	(14,088)	(21,635)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	16,253	88,528
Realized (gain) loss on foreign currency forwards	53,089	(54,226)
Gain on sale of business	—	(508,810)
Non-controlling interest basis adjustment	—	(77,400)
Other	7,555	15,865
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(276,154)	(198,262)
Prepaid expenses and other assets	(30,198)	97,701
Accounts payable, merchant	184,398	97,248
Accounts payable, other, accrued expenses and other current liabilities	79,202	194,458
Tax payable/receivable, net	(100,525)	39,776
Deferred merchant bookings	261,402	299,534
Deferred revenue	50,606	(5,893)
Net cash provided by operating activities	1,564,334	1,368,045
Investing activities:
Capital expenditures, including internal-use software and website development	(749,348)	(787,041)
Purchases of investments	(45,352)	(521,329)
Sales and maturities of investments	60,935	410,923
Acquisitions, net of cash acquired	(777)	(2,063,649)
Proceeds from sale of business, net of cash divested and disposal costs	67,088	523,882
Net settlement on foreign currency forwards	(53,089)	54,226
Other, net	2,222	11,728
Net cash used in investing activities	(718,321)	(2,371,260)
Financing activities:
Payment of HomeAway Convertible Notes	(401,424)	—
Proceeds from issuance of long-term debt, net of issuance costs	(2,093)	1,441,860
Purchases of treasury stock	(455,746)	(60,546)
Proceeds from issuance of treasury stock	—	22,575
Payment of dividends to stockholders	(150,159)	(108,527)
Proceeds from exercise of equity awards and employee stock purchase plan	141,043	97,716
Sales (purchases) of interest in controlled subsidiaries, net	208,016	(8,518)
Excess tax benefit on equity awards	—	90,855
Withholding taxes for stock option exercises	(1,282)	(85,033)
Other, net	(28,974)	13,817
Net cash provided by (used in) financing activities	(690,619)	1,404,199
Effect of exchange rate changes on cash and cash equivalents	(34,882)	(127,385)
Net increase in cash and cash equivalents	120,512	273,599
Cash and cash equivalents at beginning of year	1,676,299	1,402,700
Cash and cash equivalents at end of year	$1,796,811	$1,676,299
Supplemental cash flow information
Cash paid for interest	$153,755	$109,507
Income tax payments, net	124,291	96,834

Expedia, Inc. (excluding eLong)
Trended Metrics
(All figures in millions)

•
The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•
We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2015				2016				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2015	2016	Q416	2016
Gross bookings by segment
Core OTA	$12,907	$13,692	$14,091	$13,563	$17,226	$17,182	$17,007	$14,650	$54,252	$66,064	8%	22%
Egencia	1,366	1,371	1,302	1,387	1,656	1,679	1,579	1,454	5,427	6,368	5%	17%
Expedia (excluding eLong)	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	$18,585	$16,104	$59,680	$72,431	8%	21%
Gross bookings by geography
Domestic	$8,887	$9,301	$9,584	$9,616	$12,288	$12,179	$11,793	$10,050	$37,388	$46,310	5%	24%
International	5,386	5,762	5,809	5,335	6,594	6,682	6,793	6,054	22,292	26,122	13%	17%
Expedia (excluding eLong)	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	$18,585	$16,104	$59,680	$72,431	8%	21%
Gross bookings by agency/merchant
Agency	$7,737	$8,175	$8,206	$8,430	$10,640	$10,611	$10,023	$8,869	$32,549	$40,143	5%	23%
Merchant	6,536	6,888	7,187	6,520	8,242	8,250	8,563	7,235	27,130	32,289	11%	19%
Expedia (excluding eLong)	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	$18,585	$16,104	$59,680	$72,431	8%	21%
Revenue by segment
Core OTA	$1,170	$1,463	$1,739	$1,505	$1,540	$1,765	$2,083	$1,695	$5,877	$7,084	13%	21%
trivago	119	143	176	110	176	201	276	183	548	836	65%	53%
Egencia	98	101	94	107	110	125	112	116	400	462	9%	16%
HomeAway	—	—	—	20	142	172	210	166	20	689	NM	NM
Intercompany eliminations	(47)	(52)	(71)	(44)	(64)	(66)	(101)	(67)	(215)	(297)	54%	39%
Expedia (excluding eLong)	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$6,631	$8,774	23%	32%
eLong	34	8	—	—	—	—	—	—	42	—	NM	NM
Total	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$6,672	$8,774	23%	31%
Revenue by geography
Domestic	$768	$910	$1,047	$978	$1,115	$1,271	$1,451	$1,199	$3,703	$5,037	23%	36%
International	572	745	890	721	789	924	1,130	893	2,927	3,737	24%	28%
Expedia (excluding eLong)	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$6,631	$8,774	23%	32%
eLong	34	8	—	—	—	—	—	—	42	—	NM	NM
Total	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$6,672	$8,774	23%	31%
Revenue by type
Agency	$360	$452	$555	$495	$523	$612	$723	$567	$1,861	$2,425	15%	30%
Merchant	858	1,060	1,222	1,044	1,065	1,210	1,407	1,170	4,185	4,852	12%	16%
Advertising & media	121	143	161	139	174	202	241	190	564	807	36%	43%
HomeAway	—	—	—	20	142	172	210	166	20	689	NM	NM
Expedia (excluding eLong)	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$6,631	$8,774	23%	32%
eLong	34	8	—	—	—	—	—	—	42	—	NM	NM
Total	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$6,672	$8,774	23%	31%
Adjusted EBITDA by segment
Core OTA	$219	$384	$589	$407	$292	$428	$714	$532	$1,600	$1,966	31%	23%
trivago	5	(9)	(9)	16	8	7	6	14	3	35	(12)%	1,119%
Egencia	20	24	14	10	15	26	18	21	68	81	97%	18%
HomeAway	—	—	—	4	17	38	77	42	4	175	NM	NM
Unallocated overhead costs	(109)	(118)	(125)	(158)	(156)	(169)	(148)	(168)	(510)	(641)	6%	26%
Expedia (excluding eLong)	$135	$281	$469	$280	$177	$331	$667	$442	$1,165	$1,616	58%	39%
eLong	(33)	(29)	—	—	—	—	—	—	(62)	—	NM	NM
Total	$102	$252	$469	$280	$177	$331	$667	$442	$1,103	$1,616	58%	47%
Net income (loss) attributable to the company	$44	$450	$283	$(13)	$(109)	$32	$279	$79	$764	$282	NM	(63)%
Worldwide hotel (merchant & agency)
Room nights	38.3	50.6	61.5	52.8	52.6	60.9	72.0	60.5	203.1	246.0
Room night growth	32%	35%	36%	39%	37%	20%	17%	15%	36%	21%
Domestic room night growth	23%	24%	25%	33%	32%	22%	20%	11%	26%	21%
International room night growth	46%	50%	50%	47%	44%	18%	15%	18%	48%	22%
ADR growth	(3)%	(6)%	(6)%	(5)%	(3)%	(1)%	1%	—%	(5)%	(1)%
Revenue per night growth	(13)%	(16)%	(15)%	(11)%	(9)%	(5)%	(2)%	(2)%	(14)%	(4)%
Revenue growth	15%	14%	17%	24%	25%	14%	15%	13%	17%	16%
Worldwide air (merchant & agency)
Tickets sold growth	17%	26%	31%	70%	52%	45%	32%	6%	35%	32%
Airfare growth	(7)%	(12)%	(12)%	(12)%	(8)%	(8)%	(6)%	(4)%	(11)%	(6)%
Revenue per ticket growth	(5)%	(10)%	(9)%	(5)%	1%	3%	15%	—%	(7)%	5%
Revenue growth	12%	14%	19%	61%	54%	50%	52%	6%	25%	39%

Notes:

•
The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015, unless otherwise noted. Net income (loss) attributable to the company includes eLong.

•
The metrics above include Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif Group following the acquisition on November 13, 2014, AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015, Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•	Advertising & media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

Notes & Definitions:
Gross Bookings: Gross Bookings is an operating and statistical measure that reflects total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, with the exception of Orbitz for Business, are included within the Core OTA segment.
Brand Expedia Group: Consists of the full-service Core OTA brands on the Brand Expedia technology platform, including Brand Expedia, Orbitz.com, Travelocity, Wotif Group, ebookers and CheapTickets.
trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Egencia: Egencia segment provides managed travel services to corporate customers worldwide. The results of Orbitz for Business are included within the Egencia segment.
HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com.
Corporate: Includes unallocated corporate expenses.
Worldwide Hotel metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as operating income / (loss) plus:
(1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(2) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(3) certain other items, including restructuring;

(4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(5) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(6) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements,
(iii) upfront consideration paid to settle employee compensation plans of the acquiree, and
(iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong;
(4) certain other items, including restructuring charges;
(5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(6) discontinued operations;
(7) the noncontrolling interest impact of the aforementioned adjustment items and
(8) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012.
Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.
Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, and net income (loss) attributable to the Company each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(In thousands)
Adjusted EBITDA	$441,535	$279,945	$1,615,672	$1,103,111
Depreciation	(132,228)	(95,802)	(477,061)	(336,680)
Amortization of intangible assets	(68,022)	(73,136)	(317,141)	(156,458)
Impairment of intangible assets	(32,749)	(7,207)	(34,890)	(7,207)
Stock-based compensation	(44,815)	(44,032)	(242,417)	(178,068)
Legal reserves, occupancy tax and other	2,152	(1,924)	(26,498)	104,587
Restructuring and related reorganization charges, excluding stock-based compensation	(9,633)	(19,351)	(43,217)	(72,122)
(Gain) loss on revenue hedges related to revenue recognized	(9,054)	(9,016)	(12,746)	(43,597)
Operating income	147,186	29,477	461,702	413,566
Interest expense, net	(37,498)	(34,135)	(153,422)	(109,500)
Gain on sale of business	—	—	—	508,810
Other, net	5,438	(1,275)	(31,680)	113,086
Income (loss) before income taxes	115,126	(5,933)	276,600	925,962
Provision for income taxes	(30,244)	(6,953)	(15,315)	(203,214)
Net income (loss)	84,882	(12,886)	261,285	722,748
Net (income) loss attributable to noncontrolling interests	(5,425)	348	20,563	41,717
Net income (loss) attributable to Expedia, Inc.	$79,457	$(12,538)	$281,848	$764,465

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(in thousands, except per share data)
Net income (loss) attributable to Expedia, Inc.	$79,457	$(12,538)	$281,848	$764,465
Amortization of intangible assets	68,022	73,136	317,141	156,458
Impairment of intangible assets	32,749	7,207	34,890	7,207
Stock-based compensation	44,815	44,032	242,417	178,068
Legal reserves, occupancy tax and other	(2,152)	1,924	26,498	(104,587)
Restructuring and related reorganization charges, excluding stock-based compensation	9,633	19,351	43,217	72,122
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	—	—	—	(13)
Unrealized (gain) loss on revenue hedges	(4,793)	6,505	(1,865)	3,314
Other-than-temporary investment impairment	1,287	—	12,117	—
Legal reserves, occupancy tax and other as part of equity method investments	3,682	—	5,432	—
Gain on sale of asset	(3,000)	—	(3,000)	(11,501)
Gain on sale of business	—		—	(508,810)
Non-controlling interest basis adjustment	—	—	—	(77,400)
Provision for income taxes	(43,799)	(27,579)	(228,654)	44,820
Noncontrolling interests	(2,974)	(5,374)	(31,278)	(26,762)
Adjusted Net Income	$182,927	$106,664	$698,763	$497,381

GAAP diluted weighted average shares outstanding	155,071	134,128	154,517	134,018
Additional dilutive securities	943	4,533	1,093	260
Adjusted weighted average shares outstanding	156,014	138,661	155,610	134,278

Diluted earnings (loss) per share	$0.51	$(0.09)	$1.82	$5.70
Adjusted earnings per share	1.17	0.77	4.49	3.70
Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(in thousands)
Net cash provided by operating activities	$20,656	$(173,481)	$1,564,334	$1,368,045
Less: capital expenditures	(182,304)	(161,602)	(749,348)	(787,041)
Free cash flow	$(161,648)	$(335,083)	$814,986	$581,004

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(in thousands)
Cost of revenue	$370,841	$338,493	$1,596,698	$1,309,559
Less: stock-based compensation	(2,620)	(1,721)	(11,388)	(5,307)
Less: depreciation	(16,567)	(12,753)	(62,420)	(45,451)
Less: eLong(1)	—	—	—	(34,358)
Adjusted cost of revenue	$351,654	$324,019	$1,522,890	$1,224,443

Selling and marketing expense	$968,555	$788,936	$4,367,417	$3,381,086
Less: stock-based compensation	(9,282)	(9,274)	(46,654)	(33,164)
Less: depreciation	(8,055)	(4,335)	(28,747)	(11,754)
Less: eLong(1)	—	—	—	(54,080)
Adjusted selling and marketing expense	$951,218	$775,327	$4,292,016	$3,282,088

Technology and content expense	$324,098	$250,570	$1,235,019	$830,244
Less: stock-based compensation	(12,539)	(7,361)	(63,536)	(26,766)
Less: depreciation	(101,266)	(73,320)	(361,434)	(265,100)
Less: eLong(1)	—	—	—	(10,072)
Adjusted technology and content expense	$210,293	$169,889	$810,049	$528,306

General and administrative expense	$173,897	$185,954	$678,292	$573,913
Less: stock-based compensation	(20,374)	(22,157)	(108,149)	(80,082)
Less: depreciation	(6,340)	(5,394)	(24,460)	(14,375)
Less: eLong(1)	—	—	—	(5,399)
Adjusted general and administrative expense	$147,183	$158,403	$545,683	$474,057
(1) eLong amount presented without stock-based compensation and depreciation as those are included within the consolidated totals above.

Conference Call
Expedia, Inc. will webcast a conference call to discuss fourth quarter 2016 financial results and certain forward-looking information on Thursday, February 9, 2017 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 9, 2017 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intend” and “expect,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	declines or disruptions in the travel industry;

•	our failure to invest in and adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to HomeAway’s transition to a primarily transaction-based business;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax, rules or regulations are subject to interpretation by taxing authorities;

•	interruption, security breaches and lack of redundancy in our information systems;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;
as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2016. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel company with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 39 languages with its award winning Hotels.com® Rewards loyalty program

•	Orbitz Worldwide, including leading U.S. travel websites Orbitz.com and CheapTickets.com, as well as ebookers, a full-service travel brand with websites in seven European countries

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of leading airlines, top consumer brands, online travel agencies and thousands of other partners through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com® and BedandBreakfast.com® brands, among others

•	Egencia®, a leading corporate travel management company

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer 1st Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•	Classic Vacations®, a top luxury travel specialist

•	CarRentals.comTM, a premier online car rental booking company with localized sites in 13 countries

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 230 retail travel agency franchises across North America

For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.
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Contacts
Investor Relations                    Communications
(425) 679-3759                        (425) 679-4317
ir@expedia.com                    press@expedia.com